Exhibit 99.1
Contacts:
Stephanie Ascher, Stern Investor Relations, Inc., (212) 362-1200
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292
Tony Russo, Ph. D., Russo Partners, (212) 845 4251

FOR IMMEDIATE RELEASE:

Endocyte Files Registration Statement with SEC for Proposed Public Offering of Common Stock

West Lafayette, Ind., July 14, 2011 – Endocyte, Inc. (Nasdaq: ECYT — News), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy, announced today that it has filed a registration statement on Form S-1 with the U.S. Securities and Exchange Commission (SEC) relating to a proposed underwritten public offering of 4,841,610 shares of its common stock. The Company is offering 4,000,000 shares and an existing institutional shareholder will sell the remaining shares. In addition, Endocyte has granted the underwriters the option to purchase up to 726,241 additional shares to cover over-allotments.

RBC Capital Markets, LLC and Leerink Swann LLC are acting as joint book-running managers, with Cowen and Company, LLC and Wedbush PacGrow Life Sciences acting as co-managers for the offering. This offering shall be made only by means of a prospectus. Once available, a preliminary prospectus relating to these securities may be obtained from RBC Capital Markets, LLC, Attention: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, NY 10281, or by telephone at 877-822-4089, or from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by telephone at 800-808-7525, ext. 4814. The registration statement may be accessed through the SEC’s website at www.sec.gov.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and inflammatory diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently, and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.